     As filed with the Securities and Exchange Commission on May 7, 1996.
                                                 Registration No. 333-_________
===============================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                                ______________

                                   FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                ANCHOR GAMING
             (Exact name of registrant as specified in its charter)


              NEVADA                                        88-0304253
   (State or other jurisdiction of                      (I.R.S. Employer
    incorporation or organization)                       Identification No.)


                            815 PILOT ROAD, SUITE G
                            LAS VEGAS, NEVADA 89119
                                (702) 896-7568
      (Address, including zip code,  and telephone number, including area code, of Registrant's principal executive offices)

                               _______________

      Salvatore T. DiMascio
   Executive Vice President and                       Glen J. Hettinger
     Chief Financial Officer                        Hughes & Luce, L.L.P.
     815 Pilot Road, Suite G                     1717 Main Street, Suite 2800
     Las Vegas, Nevada 89119                         Dallas, Texas 75201
         (702) 896-7568                                 (214) 939-5723

                    (Name, address, and telephone number,
                  including area code, of agent for service)

                               _______________

    Approximate date of commencement of proposed sale to the public: From time to time after the Registration Statement becomes effective.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following line. _____

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following line. __X__.


                                 CALCULATION OF REGISTRATION FEE
====================================================================================================
   TITLE OF EACH CLASS        AMOUNT       PROPOSED MAXIMUM     PROPOSED MAXIMUM      AMOUNT OF
      OF SECURITIES           TO BE         OFFERING PRICE          AGGREGATE        REGISTRATION
    TO BE REGISTERED        REGISTERED       PER SHARE(1)       OFFERING PRICE(1)        FEE
- ----------------------------------------------------------------------------------------------------
Common Stock,
 $.01 par value              109,150          $44.188(2)          $4,823,120(2)        $1,663.14

====================================================================================================

(1)  Estimated solely for the purpose of calculating the registration fee.

(2) Calculated pursuant to Rule 457(c) of the Securities Act of 1933, as amended, based upon the average of the high and low prices reported for a share of Anchor Gaming Common Stock on April 30, 1996, as reported by the Nasdaq National Market.

                               _______________

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BE COME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                   SUBJECT TO COMPLETION, DATED MAY 7, 1996


                                ANCHOR GAMING


    This Prospectus relates to an offering of up to 109,150 shares of common stock, par value $.01 per share (the "Common Stock"), of Anchor Gaming, a Nevada corporation (the "Company" or "Anchor") to be issued pursuant to those certain Warrants for the purchase of Common Stock dated February 4, 1994 granted by the Company to each of Ladenburg Thalmann & Co. ("Ladenburg"), Peter M. Graham ("Graham"), Ronald J. Kramer ("Kramer"), Brian M. Gonick ("Gonick"), and J. Petschek ("Petschek") (collectively, the "Warrantholders").

   The Common Stock being registered is being offered for the account of the Warrantholders. See "Selling Stockholders." The Company will not receive any proceeds from the sale of shares of Common Stock offered hereby. The shares may be offered in transactions on the Nasdaq( National Market, in negotiated transactions, or through a combination of such methods of distribution, at prices relating to the prevailing market prices or at negotiated prices. See "Plan of Distribution."


   The Common Stock is quoted on the Nasdaq National Market under the symbol "SLOT." The shares of Common Stock offered hereby have been approved for listing on the Nasdaq National Market. On May 6, 1996 the last sale price of the Common Stock, as reported on the Nasdaq National Market, was $46.875 per share.

                          ____________________________

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
           EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
             HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
                SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
                 ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                      TO THE CONTRARY IS A CRIMINAL OFFENSE

                       ____________________________________

   No dealer, salesman or any other person has been authorized to give any information or to make and representations in connection with this offering other than those contained in this Prospectus and, if given or made, such other information and representations must not be relied upon as having been authorized by the Company or the Selling Stockholders. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to its date. This Prospectus does not constitute an offer to sell, or a solicitation of any offer to by, any securities other than the registered securities to which it relates. This Prospectus does not constitute an offer to sell, or a solicitation of any offer to buy, such securities in any circumstances in which such offer or solicitation is unlawful.

           __________________________________________________________


                  The date of this Prospectus is May  , 1996.

                            AVAILABLE INFORMATION

     The Company is subject to the informational reporting requirements of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements, information statements, and other information filed by the Company with the Commission pursuant to the requirements of the Exchange Act may be inspected and copied at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549-1004 and at the following regional offices of the Commission: New York Regional Office, Seven World Trade Center, Suite 1300, New York, New York 10048; and Chicago Regional Office, Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60606. Copies of such material may be obtained from the Public Reference Room of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Company is a publicly held corporation and its Common Stock is traded on the Nasdaq National Market under the symbol "SLOT." Reports, proxy statements, information statements, and other information can also be inspected at the offices of the Nasdaq National Market, 1735 K Street, N.W., Washington, D.C. 20549.

     The Company intends to furnish its stockholders with annual reports containing audited financial statements and such other periodic reports as it may determine to furnish or as may be required by law.

     The Company has filed with the Commission a Registration Statement on Form S-3 (referred to herein, together with all exhibits, as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of Common Stock offered hereby. This Prospectus does not contain all information set forth in the Registration Statement. Certain parts of the Registration Statement have been omitted in accordance with the rules and regulations of the Commission. For further information, reference is made to the Registration Statement which can be inspected at the public reference rooms at the offices of the Commission.

                     DOCUMENTS INCORPORATED BY REFERENCE

     The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, including any beneficial owner, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference herein (other than exhibit to such documents, unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates). Requests should be directed to:

                            Salvatore T. DiMascio
                                Anchor Gaming
                               815 Pilot Road
                                   Suite G
                           Las Vegas, Nevada 89119
                               (702) 896-7568

     The Company's (i) Annual Report on Form 10-K which contains audited financial statements for the fiscal year ended June 30, 1995; (ii) the Company's Registration Statement on Form S-3 (Registration No. 333-2422); and
(iii) all reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the Form 10-K are hereby incorporated by reference into this Prospectus.

     All documents filed with the Commission by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering relating to this Prospectus will be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement incorporated or deemed to be incorporated by reference herein will be deemed to be modified, replaced, or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

                                 THE COMPANY

     Anchor is a diversified gaming company that concentrates on the operation of gaming machines. Since its inception in 1989, Anchor has built one of the largest gaming machine routes in Nevada. In 1991, the Company began casino operations in Colorado, where it currently owns two gaming machine oriented casinos. As a complement to its gaming machine operations, the Company develops unique, proprietary games and actively markets its games to unaffiliated casinos.


     The Company is a Nevada corporation formed in 1989. The Company's principle executive offices are located at 815 Pilot Road, Suite G, Las Vegas, Nevada 89119, and its telephone number is (702) 896-7568.

                            SELLING STOCKHOLDERS

     The Selling Stockholders listed in the following table have informed the Company that they reasonably expect to sell the number of shares of Common Stock set forth opposite their respective names within two years after the date of this prospectus. The table sets forth information with respect to the beneficial ownership of the Company's Common Stock by the Selling Stockholders immediately prior to this offering and as adjusted to reflect the sale of shares of Common Stock pursuant to the offering. All information with respect to the beneficial ownership has been furnished by the respective Selling Shareholders:


                                           BENEFICIAL OWNERSHIP                   BENEFICIAL OWNERSHIP
                                             PRIOR TO OFFERING                      AFTER OFFERING(1)
                                  -----------------------------------------    --------------------------
                                   NUMBER OF      PERCENT OF     SHARES TO      NUMBER OF     PERCENT OF
NAME OF BENEFICIAL OWNER            SHARES           CLASS        BE SOLD         SHARES         CLASS
                                   ---------      ----------     ---------      ---------     ----------

Ladenburg                            48,400            *           48,400           -0-           -0-
Graham                               19,250            *           19,250           -0-           -0-
Kramer                               19,250            *           19,250           -0-           -0-
Gonick                                3,000            *            3,000           -0-           -0-
Petschek                             19,250            *           19,250           -0-           -0-


______________
*Less than one percent

(1) Assumes all the shares of Common Stock that may be offered are sold.


                            PLAN OF DISTRIBUTION

     The sale of the Common Stock offered hereby may be effected from time to time directly or by one or more broker-dealers or agents, in one or more transactions (which may involve crosses and block transactions) on the Nasdaq National Market, in negotiated transactions, or through a combination of such methods of distribution, at prices related to prevailing market prices or at negotiated prices.

     In the event one or more broker-dealers or agents agree to sell the Common Stock, they may do so by purchasing the Common Stock as principals or by selling the Common Stock as agent for the Selling Stockholders. Any such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Stockholders or the purchasers of the shares of Common Stock for which such broker-dealer may act as agent or to whom they sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary compensation).

     Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the Common Stock may not simultaneously engage in market-making activities with respect to the Company's Common Stock for a period of two business days prior to the commencement of such distribution. In addition and without limiting the foregoing, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Rule 10b-6.

     In order to comply with certain states' securities laws, if applicable, the Common Stock will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states, the Common Stock may not be sold unless the Common Stock has been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.


                               USE OF PROCEEDS

     The Company will not receive any proceeds from the offering.

                                LEGAL MATTERS

     The validity of the Common Stock offered hereby will be passed upon for the Company by Hughes & Luce, L.L.P., Dallas, Texas.

                                   EXPERTS

     The financial statements and the related financial statement schedule incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K for the year ended June 30, 1995 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                INDEMNIFICATION

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                     PART II

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

      Registration fee                                            $1,663.14
      Accounting fees and expenses                                 2,500.00*
      Legal fees and expenses                                      2,500.00*
      Blue Sky fees and expenses (including counsel fees)            500.00*
      Miscellaneous expenses                                         150.00*
                                                                  ----------
         Total                                                    $7,313.14

______________
* Estimated

All of the above expenses will be paid by the Company.


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

   Section 78.751 of the Nevada General Corporation Law permits a corporation to indemnify any person who was, or is, or is threatened to be made a party in a completed, pending, or threatened proceeding, whether civil, criminal, administrative, or investigative (except an action by or in the right of the corporation), by reason of being or having been an officer, director, employee, or agent of the corporation or serving in certain capacities at the request of the corporation. Indemnification may include attorneys' fees, judgments, fines, and amounts paid in settlement. The person to be indemnified must have acted in good faith and in a manner he or she reasonably believed to be in or not opposed to be best interests of the corporation and, with respect to any criminal action, such person must have had no reasonable cause to believe his or her conduct was unlawful.

   With respect to actions by or in the right of the corporation, indemnification may not be made for any claim, issue, or matter as to which such a person has been finally adjudged by a court of competent jurisdiction to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action was brought or other court of competent jurisdiction determines upon application that in view of all circumstances the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

   Unless indemnification is ordered by a court, the determination to pay indemnification must be made by the stockholders, by a majority vote of a quorum of the board of directors who were not parties to the action, suit or proceeding, or in certain circumstances by independent legal counsel in a written opinion. Section 78.751 permits the Articles of Incorporation or Bylaws to provide for payment to an officer or director of the expenses of defending an action as incurred upon receipt of an undertaking to repay the amount if it is ultimately determined by a court of competent jurisdiction that the person is not entitled to indemnification.

   Section 78.751 also provides that to the extent a director, officer, employee, or agent has been successful on the merits or otherwise in the defense of any such action, he or she must be indemnified by the corporation against expenses, including attorneys' fees, actually and reasonably incurred in connection with the defense.

   The Company's Articles of Incorporation and Bylaws contain provisions requiring it to indemnify its executive officers and directors to the full extent permitted by the Nevada General Corporation Law.

   The Company has entered into indemnity agreements (each an "Indemnification Agreement") with each of its directors and executive officers. Each such Indemnification Agreement provides for indemnification of directors and executive officers of the Company to the fullest extent permitted by Nevada Law and additionally permits advancing attorneys' fees and all other costs, expenses, obligations, fines and losses, paid or incurred by a director or executive officer generally in connection with the investigation, defense, or other participation in any threatened, pending, or completed action, suit or proceeding or any inquiry or investigation thereof, whether conducted by or on behalf of the Company or any other party. If it is later determined that the director or executive officer is or was not entitled to indemnification under applicable law, the Company is entitled to reimbursement by the director or executive officer.

   The Indemnification Agreements further provide that in the event of a change in control of the Company, all matters thereafter arising concerning the rights of directors and executive officers to indemnity payments and expense advances will be made by a special independent legal counsel engaged by the Company.

   To the extent that the Board of Directors or the stockholders of the Company may in the future wish to limit or repeal the ability of the Company to indemnify directors and executive officers, such repeal or limitation may not be effective as to directors and executive officers who are currently parties to the Indemnification Agreements, because their rights to full protection are contractually assured by the Indemnification Agreements. It is anticipated that similar contracts may be entered into, from time to time, with future directors and executive officers of the Company. In addition, the Company's Articles of Incorporation and Bylaws provide for indemnification of officers and directors to the fullest extent permitted by the Nevada Law.

ITEM 16. EXHIBITS.

   The Exhibits to this Registration Statement are listed in the Index to Exhibits on page II-6 of this Registration Statement, which Index is incorporated herein by reference.

ITEM 17. UNDERTAKINGS.

   (a)   The undersigned Registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                 (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "calculation of Registration Fee" table in the effective registration statement.

                (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;


PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

      (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) and 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on May 7, 1996.

                                            ANCHOR GAMING



                                            By:    /s/ Stanley E. Fulton
                                                 ------------------------------
                                                   Stanley E. Fulton
                                                   Chairman of the Board
                                                   and Chief Executive Officer


                             POWER OF ATTORNEY

     Each person whose signature appears below hereby constitutes and appoints Michael D. Rumbolz and Salvatore T. DiMascio, and each of them, his or her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement or amendment thereto has been signed by the following persons in the capacities and on the dates indicated.

           SIGNATURE                                DATE
           ---------                                ----

  /s/ Stanley E. Fulton                          May 7, 1996
- ---------------------------------
Stanley E. Fulton
Director, Chairman of the Board
and Chief Executive Officer


  /s/ Elizabeth F. Jones                         May 7, 1996
- ---------------------------------
Elizabeth F. Jones
Director


  /s/ Stuart D. Beath                            May 7, 1996
- ---------------------------------
Stuart D. Beath
Director


  /s/ Garret A. Scholz                           May 7, 1996
- ---------------------------------
Garret A. Scholz
Director


  /s/ Salvatore T. DiMascio                      May 7, 1996
- ---------------------------------
Salvatore T. DiMascio
Executive Vice President Finance,
Chief Financial Officer and
Principal Accounting Officer


  /s/ Michael B. Fulton                          May 7, 1996
- ---------------------------------
Michael B. Fulton
Director


  /s/ Michael D. Rumbolz                         May 7, 1996
- ---------------------------------
Michael D. Rumbolz
Director

                              INDEX TO EXHIBITS


EXHIBIT
NUMBER                  DESCRIPTION OF EXHIBITS
- -------                 -----------------------
 *4.1       Form of Warrant

 *5.1       Opinion of Hughes & Luce, L.L.P.

*23.1       Consent of Hughes & Luce, L.L.P. (included in
              Exhibit 5.1)

*23.2       Consent of Deloitte & Touche, LLP

*24.1       Power of Attorney (included in Part II of this
              Registration Statement)


______________
*Filed Herewith.